Exhibits 99.1

Sunrise Real Estate Group, Inc. Announces Resignation and Appointment of CFO

SHANGHAI, China, June 24, 2013/Xinhua-PR Newswire/ — Sunrise Real Estate Group, Inc. (OTC.QB: SRRE; website: www.sunrise.sh) announced that effective June 24, 2013, Mr. Wang Wen Yan resigned as Chief Financial Officer of Sunrise Real Estate Group, Inc. (the “Company”). His resignation was not due to any disagreement with the Company or its management regarding any matter relating to the Company’s operations, policies or practices. At the same day, Mr. Mi Yong Jun is appointed as CFO of Sunrise.

Mr. Mi, 39 years old, was the Chief Financial Officer of Wanbang from 2010 until his appointment as our CFO. From 2009 to 2010, he worked for the Company as the financial controller. Prior to 2009, he worked for Macquarie Banking Limited, as a senior finance manager. Mr. Mi graduated from East China Normal University in 2012 with an MBA degree.

Forward Looking Statements

The common stock of Sunrise Real Estate Group, Inc. is quoted and traded on the OTC Bulletin Board under the trading symbol “SRRE”. This press release contains forward-looking information within the meaning of section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forwarding-looking statements include statements concerning plans, objectives, goals, strategies, future events or performances and underlying assumption and other statements, which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties, which could cause actual results, or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitations, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result, or be achieved, or accomplished.

For more information, please contact:

Bryan Lin

Sunrise Real Estate Group, Inc.

Tel: +86-21-6167-2815

Email: ir@sunrise-sh.net

Web: http://www.sunrise.sh

SOURCE: Sunrise Real Estate Group, Inc